Exhibit 99.2

Memry Corp.

November 14, 2005

Memry Corp.

November 14, 2005

Operator:	Good morning and thank you all for holding. Welcome to the Memry Corp. first fiscal quarter 2006 Earnings Release conference call with your host James Binch, CEO of Memry Corp. Today’s presentation will be followed by a question-and-answer session. Instructions on that feature will be given later in the program. I would now like to turn the call over to Mr. Binch. Please go ahead, sir.

James Binch:	Thank you very much, operator, and good morning to you all. Welcome to Memry’s first fiscal quarter 2006 Earnings conference call. I am Jim Binch, president and chief executive officer, and I’m joined this morning by Bob Belcher, our chief financial officer. Before I begin, I need to inform you that this morning’s discussion contains forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I wanted to request that those of you who would like to ask questions at the conclusion of my prepared remarks, ask no more than two consecutive questions at a time to enable us to allow as many as would like to address questions to us. For any reporters who maybe on the call, we would ask that you

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refrain from addressing questions during the call. However, following the call, Bob Belcher and I will be available at our main number, which is (203) 739-1100, to answer any follow-up questions. I’ll now turn to my prepared remarks, and good morning once again.

As noted in this morning’s release, revenues for the quarter reached $12.7 million, an increase of 39% over last year’s first quarter. Net income declined to $501,000, or $0.02 per share, versus the $0.03 per share a year ago. Operating income for the quarter was $1,177,000 compared to $1,127,000 a year ago. As also noted, the majority of the increase in revenues for the quarter was attributable to the inclusion of Putnam’s results for the entire quarter with only a modest increase in our Nitinol-related shipments.

The past quarter was a challenging one for the company on a number of fronts. We experienced a decline in our wire-based stent component shipments due to difficulties with one of our primary suppliers of raw Nitinol materials, a challenge which is now solved. Another product line was modestly cut back due to delays in our client’s next-generation launch schedule. Third, we made inventory adjustments during the quarter, though these were offset in part by a substantial rise in our shipments of Endoscopic surgical assemblies and some increases in our Nitinol industrial products.

Putnam had a very solid quarter with particularly strong growth in the polymer jacketing of Nitinol guidewires. During the quarter, Memry also began shipping commercial quantities of a new customer product line for Memry, completed Nitinol

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guidewire assemblies. As sometimes happens with new product launches, we experienced delays in getting this process fully developed and validated. These delays led to additional expenses, which we expect will continue to some degree for the next several quarters. Over time, however, we expect guidewires can become a substantial and profitable business involving both the Nitinol expertise of Memry and the polymer expertise of Putnam.

In spite of these challenges and due in part to our holding the line on discretionary expenses, we were able to produce positive cash flows from operations and a healthy operating income for the quarter. In October we converted our note receivable with Biomer Technology Ltd. into a minor equity position, and just this month we obtained approval from our primary lender, Webster Bank, to permanently waive the $1.5 million collateral cash deposit requirement, which had been part of the financing arrangements when we completed the Putnam acquisition last November.

The outlook for the second quarter appears at the moment to be similar to the first quarter, with a strong second half for our fiscal year, based on the information and knowledge we possess today. We remain optimistic that the fiscal year will be one of significant growth with a broadened application base and a healthy increase in customer revenue diversification. Several exciting new products will be coming to market during the second half for the first time, in which Memry plays an important value-added role. In addition, our prototyping activity remains very robust, which we would expect will lead to additional product releases later in 2006 and beyond. We are also

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continuing our efforts in conjunction with our investment bankers to seek additional acquisition opportunities consistent with our strategic objectives, namely to become a world leading solution provider for minimally invasive interventional medical device requirements.

This completes my prepared remarks this morning and now operator we will turn it over for questions and answers from the listeners.

Operator:	Yes sir. If anyone has a question or comment please press ‘1’ on your touchtone phone.

Q:	Good morning gentlemen.

James Binch:	Good morning.

Q:	I am new to the conference call here with you folks, but I have been buying the stock for a while. I have been happy with what I have seen. I have a question on the positive cash flow number. You mentioned you had positive cash flow for this quarter. Do you have that, and can you mention it in terms of EBITDA as well?

Bob Belcher:	Good morning. We don’t report EBITDA.

Q:	Okay.

Bob Belcher:	We will be issuing our quarterly statements at the end of the day. We can say our cash flow from operations this quarter will be between $600,000 and $700,000.

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Q:	Okay. I have a lot of questions but I will limit it to two at this point.

Bob Belcher:	Okay.

Q:	I was reading and learning more about the company right now. I’ve been buying - kind of feeding on it a little bit, like a fish, so it takes time. My question is, you shared something about the financing, doing something with it this time. Can you talk about the current interest rate on your long-term debt and explain a little bit more on what’s just happened with the bank terms?

Bob Belcher:	As part of our Putnam acquisition, we took out subordinated debt, and the senior lender put in a provision that we had to retain a certain amount of cash as collateral. We recently reached an agreement with our lender to eliminate that requirement. So, if you look at our balance sheet, you will see a cash collateral of $1.5 million that in future statements would move up, like cash, to a current asset. The interest rate for the subordinated debt this year carries a 16.5% total rate, 5% of that is a PIK, as I recall. We prepaid approximately $2.5 million of that debt on June 30 of last year. We stated previously that we will continually review that issue, and depending on our cash flow and our other requirements for cash this year, we may prepay more of it this fiscal year.

Q:	Can you talk about the types of company that you are looking for to acquire, as well as your financial criteria?

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James Binch:	I will start and then I will ask Bob also contribute to the answer. One of the things we are trying to do is assemble a set of capabilities that permit this company to become a key solution provider to the leading interventional medical device designers, developers and marketers in the world market. If you look at the next generation of interventional medical devices, the technologies involved in those devices obviously will include miniaturization of various devices and elements. Components will also include polymers involved with sheath delivery systems, expansion of the devices, manipulation of devices inside the body and other criteria in terms of the technologies. The materials and the capabilities are going to be central to our evaluation as to whether an acquisition will be strategically supportable and leverageable internally because what we want to do is integrate the capabilities effectively so we are dealing with the same client set and dealing with the same engineering set in developing a prototype and commercializing it. We established a high bar a year and half ago in looking for our first significant acquisition. We wanted it to be accretive, which is always difficult to do. I can tell you that while it’s interesting and enticing to look at early stage and potentially exciting technologies that could come into the Memry fold, many of those don’t have revenues. They certainly don’t have profits, and there is a high risk associated with whether they’ll ever be commercially viable. So our bias will continue to be toward established technologies and established businesses that have a known and projectable revenue streams and would have the near-term potential to be accretive to our earning stream.

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Q:	Can you be just a little more specific and give an example or two of some of the product types that you are looking for that fit into your same customer?

James Binch:	We are in the investigational phase of this process. If I reveal the nature of what we are specifically looking at, there are folks who might think their business is worth ‘X’ more. It would be better for me at this juncture to say we’d prefer not to reveal any of the specific examples because it tips our hand.

Q:	Sure that makes sense, but can you just maybe talk about how different or similar it would be to what your current products are used for - is that possible?

James Binch:	It is more likely that an acquisition would not involve Nitinol. It is more likely the materials involved in the next acquisition would either be micro scale componentry of one form or another or would be related to polymers or polymer components that would move us further along in terms of surface improvements to devices. It would be a complement to what we have already done with Putnam but would involve capabilities we don’t have today.

Bob Belcher:	One of our challenges as we started to screen them is to define companies who have products that are not commodity products. We are looking for something distinctive, either IP or know-how that allows them to command a higher gross margin. Something else we are always interested in is diversification as far as concentration of either product line or customer base. So, those are two other screening criteria we will be using.

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Q:	So you are not necessarily looking for products that you can sell into your current customer?

Bob Belcher:	Almost all medical device companies are to some degree our current customers. We are very happy with Putnam. We now have one sales force. But we still have products that we can sell to other customers among product lines that we already have, and this will reduce that concentration. We don’t want to move so far out of field that we would have to go out and start another distribution system.

Q:	Okay. And I do have one more question can I ask it?

Bob Belcher:	Sure.

Q:	Okay. Jim can you talk about the selling of your stock?

James Binch:	Sure, I would be delighted to. First I want to make a comment. I have continued to be an extremely strong believer and obviously have been totally committed to the prospects for our company. My sole and only reason, for the first time in my life, in exercising some options and selling those was to satisfy some old personal obligations, which have now been completely fulfilled. There are no further requirements. The exercises had nothing to do with my confidence and excitement about our future.

Q:	So, you are done?

James Binch:	Done.

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Q:	Okay. Thank you. Could you tell me what the margins were at Putnam Plastics at the time of the acquisition versus now?

Bob Belcher:	We don’t report margins for Putnam. But I will say that they are by industry standards very healthy. Since we bought Putnam, we have invested in the company and it has grown. The revenue base is growing. We have probably maintained the margins pretty well. Philosophically, we want to grow the business and hold margins as high as we can. Putnam is a very healthy company. We have been very pleased with their progress to date.

Q:	Okay. You say that they had been maintained pretty well?

Bob Belcher:	Pretty well.

Q:	Okay, I guess that’s my answer, thank you.

Q:	Couple of questions. Maybe first if you could elaborate a little bit on the emphasis on growth that you expect to see in the second half of the fiscal year. Can you give a little bit more color on that timing, what our metrics are that we should be watching to measure the progress against Nitinol and what risks that you see to that growth?

James Binch:	We don’t comment on named customer products or individual clients or the specifics of their launch programs. The protection of client confidentiality and their competitive standing in the marketplace is a standard we hold very dear because that’s what allows us to be put on the inside of the decision making process of our clients. We do not violate that. Having said this,

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there are five programs that we expect to launch early in the new calendar year in which either Memry or Putnam or the combination of Memry and Putnam are critical elements. These range from stent components to female incontinence devices to oncology treatment systems, methods of treating product total occlusions and various forms of guidewires. Those platforms in combination with our regular business include some recent firm orders for our Nitinol tubing, which will help arrest a trend decline. The increase is anticipated to produce strong quarters in the second half and beyond. One of the things I think that’s most telling for us involved in management here is that these are programs that commenced anywhere from one to two years ago. They are part of the very conscious and deliberate efforts we’ve made to reach out and increase the investment in sales and marketing activities and bring more prototype activity into our business, believing that that was going to be a food chain for our future revenue growth. In my years of experience here with Memry, and more recently in the past four or five years, as we have driven into the medical space at no time have we had as many products about to launch in the marketplace as we see in the first half of calendar ‘06, with the exception of some serendipitous events in 1999-2000 where we grew pretty rapidly because of the onset of AAA stent component programs. The measurement of success of these launches will obviously be what we are be able to report in the third and fourth quarters and beyond. We will not make public announcements or releases about specific customers or launches during a quarter, but the results will be seen in the quarterly results when we release them. Then will we talk about them on the conference calls. So, I’m sorry to not give you more specifics on that, but I can assure you that that’s what we are dealing with today.

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Q:	How much risk do you see in delays and what we have just talked about in that you just can’t predict when the new product actually launches?

James Binch:	In fact, just today, tomorrow and Wednesday of this week, one of the clients involved in one of these programs has a whole team of people here. They are also going up to Putnam this week to do the final validation of all the quality inspection and change order notice, provisions, etc. All the details associated with the build out of those programs has been approved by the FDA for commercial release and its scaling up as we speak. There are others that we are involved in. Whether the launch takes place in December or in January or February, we have a high degree of confidence that during the quarters that we were speaking of here, these programs will release.

Bob Belcher:	Your question of course is very germane and appropriate for us because historically we have been subject to various customer delays and inventory adjustments. Sitting here today, we can’t tell you when or if that’s going to happen and certainly not on these five programs. We have other programs subject to unanticipated downfall or short fallings. But we are feeling very good about is the overall trend in the company’s business, the prototyping activity, our interactions with customers and new customers. Our VP of sales and marketing is on a trip now to Japan and Germany, reflecting the interest we are getting in our products and our product lines.

Q:	Can you address the eyeglasses and Schlumberger?

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James Binch:	We have spoken previously about the Schlumberger program in which the technology proved to be successful. However, the program was unsuccessful in convincing the exploration and production companies to use the technology. There had been an earlier competing technology that was less sophisticated and lower in price that failed and resulted in a couple of very unfortunate losses of wealth and reserves for the operating companies involved. Schlumberger accordingly made a decision to keep this technology as a potential relief in the future. The timing was not right, and that program has not generated license income or royalties to Memry. On the eyeglass side related to the Flexium material, which is the nickel-free titanium, that program similarly has come to a technical impasse. The material was successfully used by several large companies that make eyewear to produce the frames until they got to the last step of their manufacturing process, which is the process that they use to put the color on the frame itself. When that part of the process was done using their established methods and procedures, the material went from being super-elastic and highly flexible to brittle and therefore that program is not moving forward today.

Q:	The second question is, these new programs that you are alluding to for the second half - we are not going to find a similar situation?

James Binch:	No, these are totally different programs. These are programs mostly involving complete assemblies or components in which the customers have either received their 510-K approvals or are already approved for marketing. Our role in these particular programs is to provide the component or the critical component assembly necessary for the device to go to market.

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Bob Belcher:	These also are more traditional uses of our materials and technologies than the first two we have mentioned.

Q:	Two questions. Can you talk a little bit more about the wire-based stent market? It seems like some of those issues such as the surgeon acceptable materials and also the inventory adjustment have been just pushed back. And secondly, is there anything going on in other industries? You mentioned eyeglasses and Schlumberger but is there anything else going on in similar areas? Thank you.

James Binch:	We manufacture a number of different wire-based stent components. We had some ingot materials that came in from our primary supplier. When we took the material through the testing process, it failed some of the functional testing in the device itself, which led back to the ingot. We have been able to identify the root causes. We have also been able to identify other ingot material to restart that program and get it going. In fact as we speak, we have a minimum of six and as much as 10 months supply of material on hand to provide those wire-based stent components. For the most part, wire-based stent componentry is devoted in the United States and Europe to either thoracic and/or abdominal aortic aneurism graft products and not to the conventional stenting in the peripheral vascular system, things like carotid stents or biliary stents or renal stents or SFA and those stent structures are typically fabricated from tube and then laser-processed and cut. So the ones we are referring to here are the wire-based for the thoracic and in fact it

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was only one of the specific programs that was adversely affected. It’s underway again and should be moving forward smoothly in the future.

To your second question, on whether there are other areas such as eyewear and the Schlumberger oil field effort, we have now focused virtually all of our sales and business development activities exclusively into the medical space, whether it’s in the interventional field or diagnostic field, but we are staying within the medical domain. When a customer who may happen to be a commercial or industrial entity inquires whether we can make a particular component or develop something for them, we will not do it, in fact, unless it really fits our absolute capabilities and does not extend our engineering resources outside of the efforts that we are placing in the medical side.

Bob Belcher:	To add to that comment a little bit, we currently have a significantly large number of engineering allocation challenges meeting and establishing the priorities for the medical opportunities alone. We think that those are more suited to our long-term future, and frankly that’s where we would rather put our efforts.

Q:	The program that you are just about to start - what kind of increase in expenses would you see associated with those, and can you talk about types of gross margins that you have?

James Binch:	Well, we won’t talk about the gross margin side because we don’t talk about gross margins by product.

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Q:	Can you say whether they are higher or lower than your average?

James Binch:	Well, some of them will be very attractive margins and some of them will be good margins. The one we have been challenged by most recently, which we cited in our release and in my prepared comments, is the start up expenses associated with a new product, completed Nitinol guidewire assemblies. The margins are less than we would like, but we expect to make significant improvements in our operating efficiencies and our yields as we go forward, and we expect those to improve. We don’t expect that with the exception of the work that’s already underway related to the guidewires that any of the programs that are being launched at the present time are going to result in an incremental expense-related investment for the company.

Bob Belcher:	Like any component device supplier, Memry is always under pressure to reduce our prices, which means we are always under pressure to improve our efficiency, improve our yields and find higher margin businesses. Today we have done a fair job of that. So, when we look at these new products, it’s always a tradeoff between getting into the customer with a large new opportunity as we are rarely the only potential supplier of this component. So it’s a competitive situation. We have to trade that off versus the long-term potential. Memry’s overall corporate margins are affected by the level of throughput and the product mix. So our margins can improve with product mix shifts as we get more product, particularly through our western facility, which is generally a higher cost, fixed cost facility.

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Q:	A few of my questions have been answered. But just one of them here that I have, Memry was looking to target an annualized revenue run rate of $100 million in three years. Would you say that that’s still in the pipeline?

James Binch:	It’s still the objective, absolutely. It will be a combination of business development opportunities and core growth. Yes, sir, it’s still what we are shooting for.

Bob Belcher:	No, we haven’t changed that at all.

Q:	Well that’s a good thing. All right, thank you, the rest of my questions have been answered.

Q:	My question is with the acquisition strategy that you are on right now as part of your business.

James Binch:	Yes.

Q:	I am assuming that some of this has to do with both growing the company, enhancing opportunity and decreasing dependency on customers. I have been in these kinds of things that have been 95% business with Medtronic or something like this, and it takes time to get “weaned off,” if you will.

James Binch:	Yes.

Q:	I also understand that in that sector - if you want to call it the cardiology, the intervention business, whatever - the St. Jude’s, the Guidant, the Bards, the what-nots out there, they don’t give supply guidelines to us, so that’s just the nature of the supply

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side. They just don’t do that. With that said, can you tell me the percentage of business of your top customer the last fiscal year, and what is your anticipated or goal for percentage of your business with your top customer this year? And do you have any further long-term goals as far as whittling that down?

James Binch:	Several years ago, Medtronic was in fact the largest customer for Memry Corporation. I was less concerned about Medtronic as a corporation being our largest customer than the fact that one or two products alone constituted the bulk of what we did for Medtronic. In the intervening couple of years, Medtronic continues to be our largest single corporate-wide customer. But fortunately today, there are probably eight or nine different products, components, prototypes etc. across multiple divisions of Medtronic. So we are less concerned about it than we were. Having said that, one of our absolute clear objectives is to continue to broaden to our customer base. One of the battles we face in this industry is that we get very excited about working for new startups because they are the ones who for the most part innovate the new medical devices. However, once they have a gleem of being successful, they are acquired by a Medtronic or a Guidant or Johnson & Johnson or one of the big companies. So ultimately, if we ended up with having Bard, Guidant, Boston Scientific and Medtronic as our large customers making up 75% of our business, that wouldn’t be a surprise. So, it’s an ongoing effort in our part, but clearly you are absolutely correct that we intend to look at acquisition opportunity as well as what we are doing internally to reach out on a global basis, not just in the United States, to diversify the customer base. We also used to be very heavily concentrated in peripheral alone. Today we are in oncology, urology, OB/GYN

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and orthopedics, and we are trying to drive the application breadth as well so that we are not simply in the interventional peripheral vascular systems.

Bob Belcher:	Last year Medtronic was about 32% of revenue. So our internal efforts are aimed at reducing our dependency on any particular product or customer. The one product area we still are most concerned with because it’s still a very large part of the business is the AAA stent graft product line. But since I have been here, we have come a long way to reducing our dependency on that particular product line.

James Binch:	Does that help?

Q:	Yes, it does. I appreciate that. My other question is somewhat futuristic list looking within that same realm of company whether it would be the Boston Scientific, Guidant, Medtronic, Tyco, Bard, St. Jude - whoever it is. I’m seeing their acquisitions the last several years have been taking out what they perceived to be the number one or number two or number three player in a particular field. I have seen that there has been some purchases made aggressive and sizeable into what I’d call the pain management area of i.e., the brain. Advanced Neuromodulation by St. Jude was just approved etc, etc. Do you see some opportunities for your company as to whether it would be in some of the products that you have right now into the brain arena?

James Binch:	We are involved in a number of new programs that relate to stenting in the brain, aneurysm repair and stimulation of nerves in the nervous system. The entire neuro market has expanded

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considerably in the last two or three years. We are in fact involved in a number of areas in the neuro markets, which we regard with some excitement, although they are very difficult items to manufacture because they are all done under microscopes. Their high value and critical application represent good opportunity for us.

Q:	Okay. Great, I heard the one about the stock sales. I just want to let you know, I don’t have any issues ever with why people sell stocks at all. That’s just their own thing. But my question is, are you trying to get your story discovered in whatever way you feel is possible? Some of this relates to the Dutton report, and I guess this is how I read into that. It looks like some of this effort is certainly having Hawk Associates as public relations or investor relations, if you will. So that just kind of helps puts a spin on the company. I don’t mean that in a negative way, I mean that in a positive way, but I see the timing of the Dutton report a little... I don’t know if you guys have any particular governance rules within Memry or not about having a window that you can sell or not. I notice that the Dutton report comes out on a particular day and there are some sales. And again, I’m not saying anything wrong, it’s just do you guys have some —?

James Binch:	The policies and guidelines, which we operate are in complete compliance with both the Securities and Exchange Commission and with all the related legislation as well as the restrictions and guidelines put forth by the listing exchange, in our case the American Stock Exchange. So whether it’s officers or directors, they have extended periods throughout the year where they are restrained from either buying or selling the securities and then there is an opening in a window between the various reporting periods or whatever particular events are going on. We absolutely, most definitely comply with those.

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Q:	Okay. Now would you consider a Dutton report again? I understand when somebody — if a broker goes out and does research on you guys and puts out a buyer or seller whatever, their comment might be that that doesn’t have — you don’t have any control with that. I mean, whatever they do, they do?

Bob Belcher:	That’s correct.

Q:	But in the case of Dutton, if they come out with a buy recommendation on a particular date and I don’t know the specifics, maybe it was the 9th of September or something like this, and there were sells by management on that day or the day before, I guess I’m just curious about that end of it.

Bob Belcher:	I think you are —

Q:	Again, I’m not saying anything crooked or naked or anything like that.

Bob Belcher:	I understand. I think what you originally said is the only way to think about it is that those are totally unrelated events. Dutton is independent as far as we are concerned. We retain them, but their recommendation is totally independent. They go to great efforts to maintain independence. As far as Jim’s move, that was an independent event having nothing to do with his view of the future of the company. It was just the timing the way it worked out.

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Q:	All right. Well, that’s what I’m getting at. I understand you guys want to get the story out, and I do too, and I think all shareholders do, but with that said, I think we should consider going to extra lengths. If put yourself in their position, we see a Dutton report, which has been funded by the company is if that’s how I read the report or the new release, correct?

Bob Belcher:	That’s correct.

Q:	Okay. So if that’s been funded by the company in their sales, whether it’s a 100 insiders or one insider in their sales within 48 hours or 72 hours of that report coming out. I mean, to me that looks somewhat questionable to the marketplace. Again, I’m not saying anything good or bad. It just looks questionable, so if we are going to lengths to have investor relations and have somebody get out the word, I think we should go to extra lengths as far as how we think people might view this. I mean again I’m not saying any bad, but I think —

Bob Belcher:	I appreciate that remark. We take it to heart. We’ll certainly try to avoid situations like that in the future. All I can tell you is what we said before, but I definitely take your remarks to heart.

Q:	All right, I appreciate that, but the last thing I had was again following on the lines of discovery and getting a story out and that kind of stuff is, I know, kind of you guys are on the AMEX right now. And again, it is what it is, but I just wondered. I shared this with you, Bob, and I’d like to share it with Jim, that in our world — in the brokerage world — unfortunately or fortunately research departments and brokers trumps —whether they are my size or whether they are the biggies — my

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experience has been that they tend to shy away from AMEX deals and they tend to shy away from even listed deals for the simple point that those are traded by specialist, and when they are treated by specialist, it means that broker trump is not making a market in that stock and, generally speaking, when they make a market in that stock that research analysts I would — yes, probably gets some type of a commission on buys and sells going across the trading desk?

Bob Belcher:	We did talk about this. I was the CFO of a NASDAQ-listed company prior to coming to Memry. We had a lot of issues there with the broker dealers. If you are not national market, you suffer many similar or different problems. We actually have been quite pleased with our AMEX listing in the last year. Our trading volume is up to 150,000 shares a day. At the moment, where Memry’s priced, we would not qualify for NASDAQ. If we get to that position, we would review whether we are going to list or how we are going to trade.

Q:	Thank you and again keep it going.

James Binch:	We will.

Operator:	Thank you and we have no further questions at this time.

James Binch:	All right. If that’s the case then I thank everybody for participating in this morning’s call and we look forward to meeting with you again, and we will keep you posted. One thing that wasn’t brought up today, I would like to just mention to everybody. We had made previous mention of the fact that the health forum program on Advances in Medical Technology, the

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company would be a key participant in, it is in fact just about around the corner right now, we expect those programs to air on CNBC in the early December. We will be sending out an e-mail alert to all shareholders about the airing times and dates, and also we will be able to have the segment posted live on our website once it airs. So that will be coming up in a few weeks time. Thank you very much operator and thank you everybody for participating.

Operator:	Thank you. That concludes today’s presentation. At this time you may now disconnect.